Exhibit (a)(5)(M)

Grindrod Shipping Holdings Ltd.
Abbreviated Name: GRINSHIP
Registered in Singapore with registration number 201731497H
JSE Share code: GSH
ISIN: SG9999019087
Primary listing on NASDAQ Global Select Market
Secondary listing on the JSE Main Board

ANNOUNCEMENT OF THE FINAL LEVEL OF ACCEPTANCES AND CLOSURE OF VOLUNTARY CASH OFFER

1	INTRODUCTION

Shareholders of Grindrod Shipping Holdings Ltd. (“Company”) are referred to the announcement published by the Company on 12 October 2022 on the Stock Exchange News Service (“SENS”), as well as subsequent announcements on 13 October 2022, 17 October 2022, 22 November 2022, 23 November 2022 and 29 November 2022 on SENS, regarding the voluntary cash offer (the “Offer”) made by Good Falkirk (MI) Limited (the “Offeror”), a wholly-owned subsidiary of Taylor Maritime Investments Limited (“TMI”), for all of the issued ordinary shares (“Shares”) in the capital of the Company (other than Shares held by the Offeror and Shares held in treasury).

Shareholders are further referred to the announcement of the publication of the offer to purchase containing the full terms and conditions of the Offer (“Offer to Purchase”) together with other related documents, published on SENS on 31 October 2022.

It is confirmed that the Offer to Purchase, the solicitation/recommendation statement on Schedule 14D‑9, and the other documents filed with the Securities and Exchange Commission (“SEC”) by the Company are available free of charge on the Company’s website at www.grinshipping.com/investorrelations.

It is confirmed, as stated in the announcement on SENS on Tuesday, 29 November 2022, the Offer became unconditional in all respects.

2	FINAL LEVEL OF ACCEPTANCES AND AGGREGATE HOLDINGS

2.1
As at 11:59 p.m. (New York time) on 19 December 2022, the total number of Shares (i) held before the Offer period, (ii) acquired or agreed to be acquired during the Offer period, and (iii) validly tendered in the Offer and not subsequently validly withdrawn, are as follows:

	Number of Shares	Percentage of the total number of Shares[1]
Shares held as at 29 August 2022, being the date of the possible offer announcement (the “Possible Offer Announcement Date”), by the Offeror and parties acting in concert with the Offeror (the “Concert Parties”)[2]:	4,925,023 Shares	25.29%
Shares acquired or agreed to be acquired between the Possible Offer Announcement Date and up to 11:59 p.m. (New York time) on 19 December 2022 (other than Shares validly tendered in the Offer) by the Offeror and the Concert Parties:	475,515[3]	2.44%
Shares validly tendered in the Offer and not validly withdrawn as at 11:59 p.m. (New York time) on 19 December 2022:	10,805,827 Shares[4]	55.49%
Total number of Shares owned, controlled or agreed to be acquired by the Offeror and the Concert Parties (including Shares validly tendered in the Offer) as at 11:59 p.m. (New York time) on 19 December 2022:	16,206,365 Shares[5]	83.23%

Note 1: Rounded to two (2) decimal places, and calculated based on a total of 19,472,008 Shares in issue (which excludes 313,531 Shares held in treasury) as at the date of this Announcement.

Note 2: Excluding the holdings of Shares of RMB Morgan Stanley (Pty) Ltd (“RMBMS”). RMBMS is a related corporation of Rand Merchant Bank (“RMB”) a division of FirstRand Bank Limited, which is an adviser to the Offeror, and is therefore a party presumed to be acting in concert with the Offeror. As at the Possible Offer Announcement Date, RMBMS held 11,674 Shares. During the Offer period (and up to the date hereof), RMBMS had purchased 10,217 Shares, and sold 21,366 Shares. Such dealings by RMBMS are all transactions resulting from unsolicited client trades, and are neither solicited nor executed by RMB. RMBMS had entered into the relevant dealings in order to hedge requests from clients who wished to enter into derivative transactions in relation to the Shares, and to unwind such hedged positions. The SIC has ruled that such purchases of Shares by RMBMS will be disregarded for the purposes of Rule 15.2 of the Singapore Code, and that such disposals of Shares by RMBMS will be disregarded for the purposes of Rule 11.2 of the Singapore Code.

Note 3: Being 475,515 Shares issued by the Company to the Offeror upon payment of the Aggregate FSA Payment as contemplated in the Offer to Purchase. Excluding the Shares acquired by RMBMS as detailed in Note 2 above.

Note 4: No Shares held by RMBMS were tendered in the Offer.

Note 5: Excluding the holdings of Shares of RMBMS and Shares acquired by RMBMS as detailed in Note 2 above.

3	CLOSURE OF THE OFFER

3.1
TMI and Good Falkirk wish to announce that the subsequent offering period expired and the Offer was closed for further tenders at 11.59 p.m. (New York time) on 19 December 2022 (the “Final Closing Date”).

3.2	Accordingly, the Offer is no longer open and any tenders received after 11.59 p.m. (New York time) on the Final Closing Date will be rejected.

3.3
With specific reference to the Indicative Offer Timetable published in the announcement released on SENS on 31 October 2022, as well as paragraphs 6, 7 and 8 of the announcement released on 29 November 2022, regarding the subsequent offering period, shareholders are advised that the final payment date for the subsequent offering period, with reference to Shares held on the JSE, is Wednesday, 21 December 2022.

4	LISTING STATUS

4.1
Shareholders should note that the Offeror may seek to delist from NASDAQ and terminate the registration of the Shares with the SEC and/or to delist from the Main Board of the JSE even though the Compulsory Acquisition Threshold has not been met, subject to satisfying applicable legal and regulatory requirements (including any requirements imposed by NASDAQ, the SEC, the JSE and/or the South African Reserve Bank) at the relevant time. Shareholders should also note that, even though the Compulsory Acquisition Threshold has not been met, the Shares may no longer meet the listing requirements of NASDAQ and/or the Main Board of the JSE and may be delisted from NASDAQ or the Main Board of the JSE at the discretion of those exchanges and their relevant regulatory authorities.

4.2
Delisting of the Shares from NASDAQ and terminating the registration of the Shares with the SEC would significantly reduce the liquidity and marketability of the Shares. Delisting of the Shares from the JSE would significantly reduce the liquidity and marketability of the Shares held on the South African register. Shareholders are advised to seek their own independent advice on this point.

Forward-Looking Statements

This announcement contains forward-looking statements relating to a conditional cash offer by the Offeror to acquire all of the Shares (other than Shares held by the Offeror and Shares held in treasury), which offer involves substantial risks and uncertainties that could cause any actual outcome to differ materially from those expressed or implied by such statements.

All statements other than statements of historical facts included in this announcement are or may be forward-looking statements. Forward-looking statements include but are not limited to those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These statements reflect the Company’s, or TMI’s and the Offeror’s, as applicable, current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information. These forward-looking statements are subject to risks and uncertainties.

Such forward-looking statements are not guarantees of future performance or events and involve known and unknown risks and uncertainties. Accordingly, actual results may differ materially from those described in such forward-looking statements. Shareholders and investors should not place undue reliance on such forward-looking statements, and neither TMI, the Offeror nor the Company undertakes any obligation to update publicly or revise any forward-looking statements, subject to compliance with any applicable laws and regulations and/or any other regulatory or supervisory body or agency.

Important information

This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase not a solicitation of an offer to sell any Shares of the Company or any other securities, nor is it a substitute for the Tender Offer Statement on Schedule TO and other necessary filings that TMI and the Offeror filed, and the Solicitation/Recommendation Statement on Schedule 14D-9 and other necessary filings that the Company filed, with the SEC on 28 October 2022. Any solicitation and offer to buy Shares of the Company was only being made pursuant to the Offer to Purchase and related tender offer materials. The Tender Offer Statement, including the offer to purchase, the related letter of transmittal and certain other offer documents (as they may be updated and amended from time to time), and the Solicitation/Recommendation Statement on Schedule 14D-9 contain important information. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement and other filings related to the offer are available for free at the SEC’s website at www.sec.gov. Copies of all documents filed with the SEC by TMI and/or the Offeror with regards to the Offer are available free of charge on TMI’s website at www.taylormaritimeinvestments.com/investor-centre/shareholder-information/. Copies of the Offer to Purchase and the documents filed with the SEC by the Company are available free of charge on the Company’s website at www.grinshipping.com/investorrelations.

Offer Jurisdictions

The Offer under the Offer to Purchase was part of a single offer that was made on the same terms in the United States, Singapore, South Africa and other jurisdictions where the Offer could be legally extended.

Responsibility Statement

The directors of the Company (including those who may have delegated supervision of the preparation of this communication) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this communication are fair and accurate and that no material facts have been omitted from this communication, the omission of which would make any statement in this communication misleading; and the directors of the Company jointly and severally accept responsibility accordingly. Where any information in this communication has been extracted or reproduced from published or otherwise publicly available sources or obtained from TMI or the Offeror, the sole responsibility of the directors of the Company has been to ensure, through reasonable enquiries, that such information has been accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this communication. The directors of the Company do not accept any responsibility for any information relating to TMI or the Offeror or any opinion expressed by TMI or the Offeror.

Company Contact:
Stephen Griffiths
Interim CEO / CFO
Grindrod Shipping Holdings Ltd.
200 Cantonment Road, #03-01 Southpoint
Singapore, 089763
Email: ir@grindrodshipping.com
Website: www.grinshipping.com

Investor Relations / Media Contact:
Nicolas Bornozis / Paul Lampoutis
Capital Link, Inc.
230 Park Avenue, Suite 1536
New York, N.Y. 10169
Tel.: (212) 661-7566
Fax: (212) 661-7526
Email: grindrod@capitallink.com

By Order of the Board

20 December 2022

Sponsor: Grindrod Bank Limited